Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

ADDITIONAL NOTE GUARANTEE

This First Supplemental Indenture, dated as of August 12, 2011 (this “Supplemental Indenture”), between Technology Research Corporation, a Florida corporation (“TRC”), Patco Electronics, Inc., a Florida corporation (“Patco” and together with TRC, each a “New Note Guarantor”), Coleman Cable, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), each other Note Guarantor under this Indenture referred to below, and Deutsche Bank National Trust Company, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of February 3, 2010 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 9% Senior Notes Due 2018 of the Company (the “Notes”);

WHEREAS, pursuant to Section 10.5 of the Indenture, the Company is required to cause each Domestic Restricted Subsidiary created or acquired by the Company that, directly or indirectly, guarantees or in any other manner becomes liable with respect to Indebtedness under the Bank Credit Facility, to execute and deliver to the Trustee an Additional Note Guarantee pursuant to which each such Domestic Restricted Subsidiary will unconditionally guarantee, jointly and severally with the other Note Guarantors, if any, the Company’s full and prompt payment of the Obligations (as defined in the Indenture) in respect of the Indenture and the Notes; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Company and the existing Note Guarantors (if any) are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each New Note Guarantor, the Company, each other Note Guarantor (if any) and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

Article I

Definitions

Section 1.1. Defined Terms. Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.

Article II

Agreement to be Bound; Guarantee

Section 2.1. Agreement to be Bound. Each New Note Guarantor hereby becomes a party to the Indenture as a Note Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Note Guarantor under the Indenture. Each New Note Guarantor hereby agrees to be bound by all of the provisions of the Indenture applicable to a Note Guarantor and to perform all of the obligations and agreements of a Note Guarantor under this Indenture.

Section 2.2. Guarantee. Each New Note Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Note Guarantor (if any), to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations, all as more fully set forth in Article X of the Indenture.

Article III

Miscellaneous

Section 3.1. Notices. Any notice or communication delivered to the Company under the provisions of the Indenture shall constitute notice to the New Note Guarantors.

Section 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3. Governing Law, etc. This Supplemental Indenture shall be governed by the provisions set forth in Section 11.8 of the Indenture.

Section 3.4. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6. Duplicate and Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 3.7. Headings. The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

COLEMAN CABLE, INC.

By:	/s/ Richard N. Burger
	Name:	Richard N. Burger
	Title:	Executive Vice President and Chief Financial Officer

TECHNOLOGY RESEARCH CORPORATION as a New Note Guarantor

By:	/s/ Richard N. Burger
	Name:	Richard N. Burger
	Title:	Treasurer & Secretary

PATCO ELECTRONICS, INC. as a New Note Guarantor

By:	/s/ Richard N. Burger
	Name:	Richard N. Burger
	Title:	Treasurer & Secretary

CCI INTERNATIONAL, INC. as a Note Guarantor

By:	/s/ Richard N. Burger
	Name:	Richard N. Burger
	Title:	Treasurer & Secretary

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:	/s/ Victoria Y. Douyon
	Name:	Victoria Y. Douyon
	Title:	Vice President

By:	/s/ Dennis D. Gillespie
	Name:	Dennis D. Gillespie
	Title:	Vice President